Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Barry A. Rothman                                 Gary Geraci
Onstream Media Corporation                       Equity Performance Group
954-917-6655                                     617-723-2373
brothman@onstreammedia.com                       gary@equityperfgp.com

      Onstream Media Corporation Reports Fiscal 2005 Second Quarter Results

POMPANO BEACH, FL - May 24, 2005 - Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of on-demand, rich media communications, announced today its financial results for the second quarter ended March 31, 2005.

Second Quarter Ended March 31, 2005 Financial Results Highlights:

o Revenue: Revenue increased approximately 7% to approximately $1.94 million for the second quarter of fiscal 2005, from approximately $1.81 million for the second quarter of fiscal 2004.

o Net Loss: Net loss was approximately $2,417,000, or $0.30 per share, for the second quarter of fiscal 2005, compared to a net loss of approximately $945,000, or $0.22 per share for the second quarter of fiscal 2004.

The increased net loss recorded for the second quarter of the fiscal year 2005 partially reflects higher expense levels relating to the expansion of the Company's employee staffing levels and its sales and management infrastructure in order to facilitate current and future growth in connection with the company's merger with Onstream Media, the acquisition of its digital asset management services business and the development and launch of its Digital Media Services Platform (DMSP). In addition, the fiscal 2005 second quarter net loss included non-cash expenses totaling approximately $1.6 million, which includes the write-off of unamortized discount on debentures and notes payable, depreciation, amortization, and several items payable with shares and options, including professional fees, executive severance, interest and penalty fees related to a prior financing.


Randy Selman, president and Chief Executive Officer of Onstream Media, stated, "The Company's growth during the recently ended quarter, as compared to the corresponding period of the prior year, was below that experienced during the first quarter of fiscal 2005. This was due primarily to the effects of seasonality in our digital asset management services business, reflecting, in large part, the end of the NFL regular season in early 2005. We expect revenue levels in this business segment to increase during the second half of the fiscal year as usage by our other existing customers increases and as our customer base expands."

                                     (more)


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Onstream Media Corporation Reports Second Quarter Results
Page 2

Selman continued, "We are also pleased to note that due to continued growth in the sales of higher priced video webcasts, our webcasting business was able to record an increase in revenues. The average revenue per webcast expanded to approximately $670 from approximately $480 during the same period in fiscal 2004."

Selman added, "With the third quarter launch of our Digital Media Services Platform (DMSP), as well as the launch of our new corporate web site, which provides both e-commerce functionality and access to the DMSP, the Company has expanded its enterprise-class product line. With our marketing effort now in place, we look forward to capitalizing on our expanded set of growth opportunities."

Onstream recently became aware of potential rescission rights related to the convertible securities it issued in December 2004. The Company has determined that the potential assertion by investors of rescission rights is not probable, based on its determination that the factors and/or conditions that would encourage an attempt to assert such potential rights are significantly outweighed by the factors and/or conditions that would discourage an attempt to assert such potential rights. As of March 31, 2005, the Company has reclassified the related amounts previously included in equity under the balance sheet caption "equity securities subject to potential rescission".

About Onstream Media Corporation
Founded in 1993, Onstream Media (Nasdaq: ONSM) is a leading online service provider of live and on-demand, rich media communications via the Onstream Digital Media Services Platform. Specializing in audio and video corporate communications, Onstream Media's pioneering ASP digital asset management technology provides the necessary tools for webcasting, webconferencing and content publishing services focused on increasing productivity and revenues for any organization in an affordable and highly secure environment. 78% of the Fortune 100 CEO's and CFO's have used Onstream Media's webcasting services for investor relations announcements.

Onstream Media customers include: NFL, AAA, Disney, MGM, Deutsche Bank, Thomson Financial/CCBN and PR Newswire.

For more information, visit the Onstream website at www.onstreammedia.com or call 954-917-6655

This press release contains forward-looking statements, some of which may relate to Onstream Media Corporation and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.



                            (financial tables follow)
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Onstream Media Corporation Reports Second Quarter Results
Page 3



                        COMPARATIVE OPERATING HIGHLIGHTS


                                    For the Three Months Ended March 31,
                                    ------------------------------------
                                                (unaudited)


                                           2005              2004
                                      --------------    --------------
Revenue                               $    1,940,284    $    1,810,266
                                      ==============    ==============

Net Loss                              $   (2,416,910)   $     (944,924)
                                      ==============    ==============

Net Loss per common share             $        (0.30)   $        (0.22)
Weighted average shares outstanding        8,083,862         4,226,233



                                 For the Six Months Ended March 31,
                                 ----------------------------------
                                            (unaudited)

                                         2005           2004
                                      -----------    -----------

Revenue                               $ 4,163,965    $ 3,462,558
                                      ===========    ===========

Net Loss                              $(4,271,333)   $(1,431,864)
                                      ===========    ===========

Net Loss per common share             $     (0.65)   $     (0.35)

Weighted average shares outstanding     6,531,684      4,065,482

                                      # # #


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